Exhibit 99.1

Contact:	Rich Stillman

Chief Operating Officer

425-943-8240

COINSTAR REPORTS FIRST QUARTER 2003 RECORD RESULTS

BELLEVUE, Wash.—May 1, 2003—Coinstar Inc. (Nasdaq: CSTR) today announced results for the three-month period ended March 31, 2003.

Highlights for the first quarter of 2003 were as follows:

•	Revenue growth of 14.6%
•	EBITDA[1] increase of 23.5% to $12.9 million (see Appendix A)
•	EBITDA[1] margin increase of 240 basis points to 34% (see Appendix A)
•	Free cash flow[2] of $6.0 million (see Appendix A)
•	Total debt decreased by 7.1% to $34.1 million since year end
•	Repurchased 189,000 shares at an average price of $15.82

For the first quarter of 2003, Coinstar Inc. reported consolidated revenues of $38.0 million, and consolidated net income of $3.9 million, or $0.18 per diluted share. This compares to first quarter 2002 consolidated revenues of $33.2 million and a net loss of $286,000, or ($0.01) per diluted share. Net loss for the year-ago period includes the effect of a $2.5 million charge related to the early retirement of $25 million of high-yield debt.

Dave Cole, chief executive officer of Coinstar Inc. stated, “We are pleased once again with the strength of our operating results which exhibited solid growth in both revenues and earnings per share despite geopolitical uncertainties, a soft economy, and unusually severe weather conditions in key regions. It’s a testament to our market leadership, the corresponding economies of scale, and our strong execution during the quarter.”

EBITDA increased 23.5 percent to $12.9 million, or 34 percent of revenue, in the first quarter from $10.4 million, or 31 percent of revenue, in the year-ago period. Driving the absolute growth and margin improvement in EBITDA was continued revenue expansion and tightened expense controls.

RECENT DEVELOPMENTS

The Company announced on February 6, 2003, that it had acquired certain assets of Prizm Technology Inc. Prizm’s automated transaction processing technology, branded TOP-UP™ services, allows consumers to quickly and easily conduct a range of automated transactions from any TOP-UP enabled terminal.

During the quarter ended March 31, 2003, the Company repurchased 189,000 shares of its common stock at an aggregate value of $3.0 million or $15.82 per share. Under its current plan, Coinstar Inc. is authorized to repurchase an additional $4.5 million in common stock during the remainder of this fiscal year, and $7.5 million in common stock during 2004, plus proceeds from its equity compensation programs. The company can purchase an additional $7.5 million in common stock through the end of 2004 so long as it pays down debt on a one-for-one basis. Coinstar Inc.’s ability to repurchase stock may be limited by certain financial covenants under its credit agreements.

Dave Cole continued, “As we’ve stated in the past, Coinstar continues to pursue a multi-faceted and balanced approach to enhancing shareholder value. We will continue to invest in our core business by adding new Coinstar units while prudently allocating capital to new initiatives that will allow us to leverage our multi-national network of almost 11,000 units. As part of this fully integrated approach, Coinstar also expects to utilize its free cash flow to repurchase shares and reduce debt as appropriate.”

The Company also confirmed today that Frances M. Conley, a member of Coinstar’s board of directors since August 2001, resigned from the board effective at the close of business on April 28, 2003, to devote more time to other professional obligations. Keith Grinstein, Coinstar’s chairman of the board of directors commented, “Coinstar has seen significant growth and achieved many milestones during Fran’s term. We greatly appreciate her dedication and the considerable contributions she has made. We will miss her professionalism and counsel and wish her well.”

CONSOLIDATED OUTLOOK

The Company is confirming consolidated guidance for 2003. As previously stated, management expects revenues of $176 to $184 million, with EBITDA3 in the $57.5 to $64 million range. With regard to earnings, the Company’s $141 million in net operating losses (NOLs) will eliminate cash payments for income taxes for the foreseeable future – other than those required by some states and the alternative minimum tax (AMT). Fully diluted earnings per share on a fully taxed basis are expected to be $0.83 to $0.97.

For the second quarter of 2003, Coinstar expects revenues of $42 to $43.5 million, EBITDA4 of $12 to $13.5 million and income before income tax expense of $5.3 to $6.8 million. On a fully taxed basis, Coinstar expects net income to range from $3.3 to $4.3 million with fully diluted earnings per share in the $0.15 to $0.19 range.

Note: Coinstar will conduct a conference call to discuss first-quarter 2003 results today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. The call will be simulcast on the company’s Web site at www.coinstar.com.

About Coinstar Inc.

Coinstar Inc. owns and operates the only multi-national network of supermarket-based machines that offer self-service coin counting and other electronic services. The company has more than 10,000 machines linked by a sophisticated interactive network throughout the United States, as well as in Canada and the United Kingdom.

# # #

This press release contains forward-looking statements relating to Coinstar’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Coinstar’s financial performance for the second quarter and full year of 2003. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, the ability to bring new and repeat customers to Coinstar machines, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners on terms that are not materially adverse to the company, the successful deployment and operation of our coin processing network, additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives, including but not limited to the ability to attract customers and reach agreements with retail and other partners. These and other risks are more fully described under the caption “Risk Factors” included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc. These forward-looking statements reflect Coinstar’s expectations as of May 1, 2003. Coinstar undertakes no duty or obligation to update the information provided herein.

Coinstar is a registered trademark of Coinstar Inc. TOP-UP is a trademark of Pukka Inc., a subsidiary of Coinstar Inc.

Appendix A

Pro Forma Results

Pro forma results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP.

1) EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization and other income/expense. We believe EBITDA is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness, repurchase our common stock and for purposes of calculating certain debt covenants. In addition, management uses such pro forma measures internally to evaluate the Company’s performance and manage its operations. See the final page of this document for reconciliation of most comparable GAAP measurements to EBITDA.

2) We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. Free cash flow may be reconciled from net cash provided by operations, the most directly comparable GAAP measure, as follows:

Quarter ended March 31, 2003
Net cash provided by operations	$1,467
Changes in operating assets and liabilities	11,097
Capital expenditures	(6,569)

Free cash flow	$5,995

3) Full year 2003

	Guidance Range
	$57.5 million	—	$64.0 million
Net cash provided by continuing operations	$67,196		$73,596
Changes in operating assets and liabilities	(10,746)		(10,746)
Other non-cash income (expense)	50		50
Net interest and other expense	1,100		1,100

EBITDA	$57,500		$64,000

4) Second quarter 2003

	Guidance Range
	$12.0 million	—	$13.5 million
Net cash provided by continuing operations	$23,393		$24,993
Changes in operating assets and liabilities	(11,743)		(11,743)
Other non-cash income (expense)	(50)		(50)
Net interest and other expense	300		300

EBITDA	$12,000		$13,500

Coinstar, Inc.

Consolidated Statements of Operations1

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31, 2003	March 31, 2002
Revenue	$37,997	$33,165
Expenses:
Direct operating	17,284	15,189
Regional sales and marketing	704	534
Product research and development	1,293	1,234
Selling, general and administrative	5,833	5,774
Depreciation and amortization	6,380	6,610

Income from operations	6,503	3,824
Other income (expense):
Interest income	71	93
Interest expense	(358)	(1,701)
Early retirement of debt	—	(2,472)
Other	61	(30)

Income (loss) before income tax expense	6,277	(286)
Income tax expense	(2,335)	—

Net income (loss)	$3,942	$(286)

Net income (loss) per share:
Basic	$0.18	$(0.01)
Diluted	$0.18	$(0.01)

Weighted shares outstanding:
Basic	21,766	21,539
Diluted	22,148	21,539

Capital Expenditures
Consolidated capital expenditures	$6,569	$4,462

1These consolidated statements of operations are prepared in accordance with accounting principles generally accepted in the United States of America.

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$34,337	$41,560
Cash due to retailers	56,950	61,283
Deferred income taxes	10,096	10,096
Prepaid expenses and other current assets	5,044	2,409

Total current assets	106,427	115,348

Property and equipment:
Coinstar units	161,423	156,182
Computers	9,389	8,882
Office furniture and equipment	1,299	1,291
Leased vehicles	4,464	4,314
Leasehold improvements	681	681

Total property and equipment	177,256	171,350
Accumulated depreciation	(116,282)	(110,807)

Total property and equipment, net	60,974	60,543
Deferred income taxes	37,214	39,719
Other assets, net	1,694	1,026

Total assets	$206,309	$216,636

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,964	$3,176
Accrued liabilities payable to retailers	56,950	61,283
Accrued liabilities	6,986	10,180
Current portion of long-term debt and capital lease obligations	16,019	14,916

Total current liabilities	81,919	89,555
Long-term debt and capital lease obligations	18,114	21,830

Total liabilities	100,033	111,385

Stockholders’ equity:
Common stock	187,896	187,473
Accumulated deficit	(71,411)	(75,353)
Treasury stock	(10,486)	(7,496)
Accumulated other comprehensive income	277	627

Total stockholders’ equity	106,276	105,251

Total liabilities and stockholders’ equity	$206,309	$216,636

1These consolidated balance sheets are prepared in accordance with accounting principles generally accepted in the United States of America.

Coinstar, Inc.

Selected Consolidated Quarterly Financial Data

(in thousands, except per share and unit data)

(unaudited)

	Three months ended
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
Number of new Coinstar units installed, net	95	252	134	586	278
Installed base of Coinstar units at end of period	8,604	8,856	8,990	9,576	9,854
Designated marketing areas	127	129	132	142	143
Average age of network for the period (months)	29.6	31.7	33.5	34.7	36.0
Average units installed	8,539	8,667	8,917	9,314	9,669
Dollar value of coins processed	$305,845	$351,476	$396,200	$402,864	$374,377

Revenue	$27,200	$31,245	$35,176	$35,731	$33,165
Annualized revenue per average installed unit	12,741	14,422	15,780	15,346	13,720

Direct operating expense	12,878	13,798	15,667	15,729	15,189
Regional sales and marketing	370	2,501	3,176	3,141	534
Product research and development	997	989	1,108	1,068	1,234
Selling, general and administrative	4,968	5,946	5,400	5,931	5,774

EBITDA[1,2]	$7,987	$8,011	$9,825	$9,862	$10,434
EBITDA margin (%)[3]	29.4%	25.6%	27.9%	27.6%	31.5%

Depreciation and amortization	6,763	6,483	6,394	6,709	6,610
Interest and other expense, net	1,899	1,873	1,862	1,961	1,638
Early retirement of debt	—	—	—	—	2,472

Income (loss) from continuing operations before income tax benefit (expense)	$(675)	$(345)	$1,569	$1,192	$(286)

Income (loss) per share from continuing operations before income tax benefit (expense):
Basic	$(0.03)	$(0.02)	$0.07	$0.05	$(0.01)
Diluted	$(0.03)	$(0.02)	$0.07	$0.05	$(0.01)

[1]Reconciliation of GAAP measurement to EBITDA:
Net cash provided by operating activities from continuing operations	$5,117	$15,130	$12,375	$12,751	$5,726
Changes in operating assets and liabilities	1,000	(8,929)	(4,235)	(4,798)	3,706
Other non-cash items	(29)	(63)	(177)	(52)	(636)
Net interest and other expense	1,899	1,873	1,862	1,961	1,638

EBITDA	$7,987	$8,011	$9,825	$9,862	$10,434

2For discussion and use of these measures, see above under “Pro Forma Results.”

3EBITDA margin represents EBITDA as a percentage of Revenue.

Coinstar, Inc.

Selected Consolidated Quarterly Financial Data

(in thousands, except per share and unit data)

(unaudited)

	Three months ended
	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003
Number of new Coinstar units installed, net	251	267	334	138
Installed base of Coinstar units at end of period	10,105	10,372	10,706	10,844
Designated marketing areas	145	146	150	153
Average age of network for the period (months)	37.5	39.0	40.6	42.6
Average units installed	9,938	10,244	10,551	10,782
Dollar value of coins processed	$428,689	$486,259	$472,155	$430,775

Revenue	$37,918	$42,941	$41,651	$37,997
Annualized revenue per average installed unit	15,261	16,768	15,791	14,095

Direct operating expense	16,448	18,141	18,010	17,284
Regional sales and marketing	2,789	2,711	3,239	704
Product research and development	1,344	1,170	1,249	1,293
Selling, general and administrative	5,572	5,284	5,510	5,833

EBITDA[1,2]	$11,765	$15,635	$13,643	$12,883
EBITDA margin (%)[3]	31.0%	36.4%	32.8%	33.9%

Depreciation and amortization	6,363	6,409	6,428	6,380
Interest and other expense, net	930	468	365	226
Early retirement of debt	3,836	—	—	—

Income (loss) from continuing operations before income tax benefit (expense)	$636	$8,758	$6,850	$6,277

Income (loss) per share from continuing operations before income tax benefit (expense):
Basic	$0.03	$0.40	$0.31	$0.29
Diluted	$0.03	$0.38	$0.30	$0.28

[1]Reconciliation of GAAP measurement to EBITDA:
Net cash provided by operating activities from continuing operations	$16,842	$10,775	$17,334	$1,467
Changes in operating assets and liabilities	(5,728)	4,434	(4,094)	11,097
Other non-cash items	(279)	(42)	38	93
Net interest and other expense	930	468	365	226

EBITDA	$11,765	$15,635	$13,643	$12,883

2For discussion and use of these measures, see above under “Pro Forma Results.”

3EBITDA margin represents EBITDA as a percentage of Revenue.